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                                                                    EXHIBIT 99.1

                        OFFICER'S CERTIFICATE OF SERVICER

To: Deutsche Bank Trust Company Delaware, f/k/a Bankers Trust (Delaware), as Owner Trustee
     Bank One, National Association, as Indenture Trustee
     Moody's Investors Service, Inc.
     Standard & Poor's Ratings Group

Pursuant to Section 4.10 of the Sale and Servicing Agreement dated as of August 30, 2001 (the "Sale and Servicing Agreement") among Deutsche Bank Trust Company Delaware, f/k/a Bankers Trust (Delaware), as Owner Trustee, not in its individual capacity but solely as owner trustee (the "Owner Trustee") of M&I Auto Loan Trust 2001-1 (the "Issuer"), Bond Securitization, L.L.C., as seller (the "Seller"), M&I Marshall & Ilsley Bank, as servicer (the "Servicer"), and Bank One, National Association, as indenture trustee (the "Indenture Trustee"), the undersigned hereby certifies that (i) a review of the activities of Servicer from January 1, 2002 through December 31, 2002, and of its performance under the Sale and Servicing Agreement has been made under the undersigned officer's supervision and (ii) to the best of the undersigned officer's knowledge, based on such review, Servicer has fulfilled all its obligations in all material respects under the Agreement throughout such period.

IN WITNESS WHEREOF, I have executed this Certificate this 28/th/ day of May,
2003.

                                         M&I Marshall & Ilsley Bank, as Servicer


                                         By: /s/ THOMAS J. O'NEILL
                                             -------------------------------
                                         Name:  Thomas J. O'Neill
                                         Title: Executive Vice President